Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:	Ivan Donaldson	David Oro
	Investor Relations	Media Relations
	idonaldson@micron.com	davidoro@micron.com
	(208) 368-4093	(208) 368-5584

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE
FIRST QUARTER OF FISCAL 2017

BOISE, Idaho, December 21, 2016 – Micron Technology, Inc., (NASDAQ: MU) today announced results of operations for its first quarter of fiscal 2017, which ended December 1, 2016. Revenues for the first quarter of fiscal 2017 were $3.97 billion and were 23 percent higher compared to the fourth quarter of fiscal 2016 and 19 percent higher compared to the first quarter of fiscal 2016.

"Positive market momentum, driven by favorable demand trends and limited industry supply, produced solid results for our first quarter," said Micron CEO Mark Durcan. "We continue to make significant progress on our key technology and product initiatives, and we are pleased to have closed the Inotera acquisition on December 6, 2016, which we expect to further improve Micron’s strategic position and financial results."

GAAP Income and Per Share Data – On a GAAP(1) basis, net income attributable to Micron shareholders for the first quarter of fiscal 2017 was $180 million, or $0.16 per diluted share, compared to a net loss of $170 million, or ($0.16) per diluted share, for the fourth quarter of fiscal 2016 and net income of $206 million, or $0.19 per diluted share, for the first quarter of fiscal 2016.

Non-GAAP Income and Per Share Data – On a non-GAAP(2) basis, net income attributable to Micron shareholders for the first quarter of fiscal 2017 was $335 million, or $0.32 per diluted share, compared to a net loss of $9 million, or ($.01) per diluted share, for the fourth quarter of fiscal 2016 and net income of $299 million, or $0.29 per diluted share, for the first quarter of fiscal 2016. For a reconciliation of GAAP to non-GAAP results, see the accompanying financial tables and footnotes.

The increase in the company's revenues of 23 percent for the first quarter of fiscal 2017 compared to the fourth quarter of fiscal 2016 was due primarily to 18 percent and 26 percent increases in DRAM and trade NAND sales volumes, respectively, and a 5 percent increase in DRAM average selling prices. The company's overall consolidated GAAP gross margin of 25 percent for the first quarter of fiscal 2017 was 7 percentage points higher compared to the fourth quarter of fiscal 2016 primarily due to manufacturing cost reductions and increases in DRAM average selling prices.

Investments in capital expenditures, net of amounts funded by partners, were $1.18 billion for the first quarter of fiscal 2017. The company ended the first quarter of fiscal 2017 with cash and marketable investments of $4.32 billion.

The company will host a conference call Wednesday, Dec. 21, 2016 at 2:30 p.m. MT to discuss its financial results. The call, audio, and slides will be available online at http://edge.media-server.com/m/p/wry9x8gg. A webcast replay will be available on the company's website until Dec. 21, 2017. A taped audio replay of the conference call will also be available at 1-404-537-3406 or 1-855-859-2056 (conference number: 19149833) beginning at 5:30 p.m. MT, Wednesday, Dec. 21, 2016 and continuing through Thursday, Dec. 29, 2016. For Investor Relations and other company updates, follow @MicronTech on Twitter at https://twitter.com/MicronTech.

Micron Technology, Inc., is a global leader in advanced semiconductor systems. Micron's broad portfolio of high-performance memory technologies – including DRAM, NAND, and NOR Flash – is the basis for solid state drives, modules, multichip packages and other system solutions. Backed by more than 35 years of technology leadership, Micron's memory solutions enable the world's most innovative computing, consumer, enterprise storage, networking, mobile, embedded, and automotive applications. Micron's common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

This press release contains forward-looking statements regarding the company's strategic position and financial results. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially. Please refer to the documents the company files with the Securities and Exchange Commission, specifically its most recent Form 10-K. These documents contain and identify important factors that could cause the company's actual results to differ materially from those contained in its forward-looking statements. These certain factors can be found at http://www.micron.com/certainfactors. Although the company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. The company is under no duty to update any of the forward-looking statements after the date of this release to conform these statements to actual results.

(1) GAAP represents U.S. Generally Accepted Accounting Principles.
(2) Non-GAAP represents GAAP excluding the impact of certain activities which the company's management excludes in analyzing the company's operating results and understanding trends in the company's earnings. Non-GAAP also includes the impact on shares used in per share calculations of the company's outstanding capped call transactions and from the exclusion of stock-based compensation. For a reconciliation of GAAP to non-GAAP results, see the accompanying financial tables and footnotes.

MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
(in millions except per share amounts)

	1st Qtr.	4th Qtr.	1st Qtr.
	December 1, 2016	September 1, 2016	December 3, 2015
Net sales	$3,970	$3,217	$3,350
Cost of goods sold	2,959	2,638	2,501
Gross margin	1,011	579	849
Selling, general, and administrative	159	157	179
Research and development	470	411	421
Restructure and asset impairments (1)	29	51	15
Other operating (income) expense, net	(6)	(8)	2
Operating income (loss)	359	(32)	232
Interest income (expense), net	(132)	(126)	(85)
Other non-operating income (expense), net	(14)	(10)	(4)
Income tax (provision) benefit (2)	(31)	(3)	4
Equity in net income (loss) of equity method investees	(2)	1	59
Net (income) attributable to noncontrolling interests	—	—	—
Net income (loss) attributable to Micron	$180	$(170)	$206

Earnings (loss) per share
Basic	$0.17	$(0.16)	$0.20
Diluted	0.16	(0.16)	0.19

Number of shares used in per share calculations
Basic	1,040	1,037	1,035
Diluted	1,091	1,037	1,085

CONSOLIDATED FINANCIAL SUMMARY, Continued

As of	December 1, 2016	September 1, 2016
Cash and short-term investments	$4,169	$4,398
Receivables	2,453	2,068
Inventories	2,750	2,889
Total current assets	9,504	9,495
Long-term marketable investments	155	414
Property, plant, and equipment, net	15,321	14,686
Total assets	27,836	27,540

Accounts payable and accrued expenses	4,155	3,879
Current debt (3)	1,155	756
Total current liabilities	5,546	4,835
Long-term debt (3)	8,490	9,154

Total Micron shareholders' equity (4)	12,320	12,080
Noncontrolling interests in subsidiaries	848	848
Total equity	13,168	12,928

	Three Months Ended
	December 1, 2016	December 3, 2015
Net cash provided by operating activities	$1,138	$1,120
Net cash provided by (used for) investing activities	(890)	(660)
Net cash provided by (used for) financing activities	(212)	(140)

Depreciation and amortization	803	770
Investments in capital expenditures	(1,288)	(990)
Proceeds from issuance of debt	16	174
Repayments of debt	(188)	(197)
Cash paid to acquire treasury stock	(13)	(135)

(1)
In the fourth quarter of fiscal 2016, the company initiated a restructure plan in response to business conditions and the need to accelerate focus on its key priorities. In connection with the plan, the company incurred charges of $29 million in the first quarter of fiscal 2017 and $58 million in the fourth quarter of fiscal 2016 and does not expect to incur additional material charges. As of December 1, 2016 and September 1, 2016, the company had accrued liabilities of $17 million and $24 million, respectively, related to the restructuring plan.

(2)	Income tax (provision) benefit consisted of the following:

	1st Qtr.	4th Qtr.	1st Qtr.
	December 1, 2016	September 1, 2016	December 3, 2015
Utilization of and other changes in net deferred tax assets of MMJ and MMT	$(13)	$(12)	$(22)
U.S. valuation allowance release resulting from business acquisition	—	—	41
Other income tax (provision) benefit, primarily other non-U.S. operations	(18)	9	(15)
	$(31)	$(3)	$4

The company has a full valuation allowance for its net deferred tax asset associated with its U.S. operations. The (provision) benefit for taxes on U.S. operations for fiscal 2017 and 2016 was substantially offset by changes in the valuation allowance.

(3)	On October 27, 2016, the company amended its 2022 Term Loan B to reduce the margins added to the base rate from 5.00% to 2.75% and to the adjusted LIBOR rate from 6.00% to 3.75%.

On November 18, 2016, the company entered into a five-year variable-rate facility agreement to obtain up to $800 million of financing, collateralized by certain production equipment, which may be utilized in multiple draws until June 10, 2017. Interest is payable quarterly at a rate equal to the three-month LIBOR plus 2.4% per annum. Principal is payable in 16 equal quarterly installments beginning in March 2018. The facility agreement contains covenants which are customary for financings of this type, including negative covenants that limit or restrict the company's ability to create liens or dispose of the equipment securing the facility agreement. The facility also contains a covenant that the ratio of the outstanding loan to the fair value of the equipment collateralizing the loan not exceed 0.8. If such ratio is exceeded, the company is required to grant a security interest in additional equipment and/or prepay the loan in an amount sufficient to reduce such ratio to 0.8 or less. The facility agreement also contains customary events of default which could result in the acceleration of all amounts and cancellation of all commitments under the facility agreement. On December 2, 2016, subsequent to the first quarter of 2017, the company drew $450 million under this facility.

In connection with the company's acquisition of Inotera, on December 6, 2016, the company drew $2.5 billion under a collateralized, five-year term loan that bears interest at a variable rate equal to the three-month or six-month TAIBOR, at the company's option, plus a margin of 2.05% per annum, payable monthly in arrears (the "2021 Term Loan"). Principal under the 2021 Term Loan is payable in six equal semi-annual installments, commencing in June 2019. The 2021 Term Loan is denominated in New Taiwan dollars.

(4) In connection with the company's acquisition of Inotera, on December 2, 2016, the company sold 58 million shares of its common stock to Nanya for $981 million (the "Micron Shares"), of which 54 million were issued from treasury stock. The sale of the Micron Shares was exempt from the registration requirements of the Securities Act of 1933, as amended, and the Micron Shares are subject to certain restrictions on transfers.

MICRON TECHNOLOGY, INC.
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(in millions except per share amounts)

	1st Qtr.	4th Qtr.	1st Qtr.
	December 1, 2016	September 1, 2016	December 3, 2015
GAAP net income (loss) attributable to Micron	$180	$(170)	$206
Non-GAAP adjustments:
Stock-based compensation	46	43	46
Restructure and asset impairments	45	51	15
Amortization of debt discount and other costs	32	32	33
(Gain) loss from changes in currency exchange rates	12	11	3
Other	6	4	6
Estimated tax effects of above items	(1)	—	1
Non-cash changes in net deferred income taxes	15	20	30
Non-cash taxes from business acquisition activities	—	—	(41)
Total non-GAAP adjustments	155	161	93
Non-GAAP net income (loss) attributable to Micron	$335	$(9)	$299

Number of shares used in diluted per share calculations:
GAAP	1,091	1,037	1,085
Effect of capped calls and other adjustments	(29)	—	(38)
Non-GAAP	1,062	1,037	1,047

Diluted earnings (loss) per share:
GAAP	$0.16	$(0.16)	$0.19
Effects of above	0.16	0.15	0.10
Non-GAAP	$0.32	$(0.01)	$0.29

The table above sets forth non-GAAP net income (loss) attributable to Micron, diluted shares, and diluted earnings (loss) per share. The adjustments above may or may not be infrequent or nonrecurring in nature but are a result of periodic or non-core operating activities of the company. The company believes this non-GAAP information is helpful to understanding trends and in analyzing the company's operating results and earnings. The company is providing this information to investors to assist in performing analyses of the company's operating results. When evaluating performance and making decisions on how to allocate company resources, management uses this non-GAAP information and believes investors should have access to similar data when making their investment decisions. The company believes these non-GAAP financial measures increase transparency by providing investors with useful supplemental information about the financial performance of its business, enabling enhanced comparison of its operating results between periods and with peer companies. The presentation of these adjusted amounts vary from numbers presented in accordance with U.S. GAAP and therefore may not be comparable to amounts reported by other companies. In the first quarter of fiscal 2017, the company began excluding stock-based compensation and amortization of acquisition-related intangible assets from non-GAAP results. Comparative periods have been restated.

The company's management excludes the following items in analyzing the company's operating results and understanding trends in the company's earnings:

•	Stock-based compensation;

•	Amortization of acquisition-related intangible assets;

•	Restructure and asset impairments, including charges to impair equity method investments;

•	Amortization of debt discount and other costs, including the accretion of non-cash interest expense associated with the company's convertible debt and the MMJ installment debt;

•	(Gain) loss from changes in currency exchange rates;

•	The estimated tax effects of above items; and

•	Non-cash changes in net deferred income taxes.

The company's outstanding capped call transactions are anti-dilutive in GAAP earnings per share but are expected to mitigate the dilutive effect of the company's convertible notes. In periods with non-GAAP income attributable to Micron, non-GAAP diluted shares include the impact of the capped calls, based on the average share price for the period that the capped calls are outstanding. Non-GAAP shares are also adjusted for the offsetting impact of additional shares resulting from the exclusion of stock-based compensation from non-GAAP income. In addition, in periods with a GAAP loss and non-GAAP income, non-GAAP diluted shares also includes the dilutive effect of equity plans and convertible notes as such amounts would not be included in the corresponding determination of GAAP diluted shares.